Exhibit 10.9

REPLACEMENT CARRIER AGREEMENT

This Replacement Carrier Agreement (“Agreement”) is entered into this the 8th day of December, 2003, by Metropolitan Property and Casualty Insurance Company (“Met P&C”), a Rhode Island domestic property and casualty insurance company with offices at 700 Quaker Lane, Warwick, Rhode Island 02887 and Proformance Insurance Company (“Proformance”), a New Jersey domestic property and casualty insurance company with offices at 4 Paragon Way, Freehold, New Jersey 07728, and Proformance’s parent, National Atlantic Holdings Corp. (“NAHC”), a New Jersey insurance holding company corporation with offices at the same address.

WITNESSETH

          WHEREAS, the parties desire to enter into a replacement carrier agreement pursuant to which Met P&C will transfer to Proformance the obligations of Met P&C to offer renewals for all of Met P&C’s New Jersey Personal Business (as defined herein) as of the Nonrenewal Date (as defined herein) together with consideration and fees set forth herein in return for which Proformance will assume such obligations as of the Nonrenewal Date, and

          WHEREAS, Met P&C desires to purchase shares in NAHC;

          NOW, THEREFORE, the parties hereto agree as follows:

     I. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

          A. “New Jersey Personal Business” shall mean:

               1. the independent agency-produced private passenger automobile insurance policies issued by Met P&C; provided, however, the New Jersey Personal Business shall not include the antique-classic automobile policies issued by Met P&C under the Specialty Vehicle Automobile Program;

               2. the independent agency-produced homeowners insurance policies issued by Met P&C;

               3. the independent agency-produced dwelling fire insurance policies issued by Met P&C;

               4. the independent agency-produced boat insurance policies issued by Met P&C;

               5. the independent agency-produced personal excess liability policies issued by Metropolitan Group Property and Casualty Insurance Company; and

               6. all personal automobile, including personal automobile policies, if any, written through producers assigned to Met P&C pursuant to N.J.S.A. 17:33B-9 (“MTF Business”).

          B. “Closing” shall mean the closing of the transaction contemplated by this Agreement.

          C. “Closing Date” shall mean the latter of September 2, 2003 or the date on which all conditions to the obligations of the parties to close the transactions provided for in Articles VI and VII have been satisfied.

          D. “Nonrenewal Date” shall mean the effective date set forth in the initial notices of nonrenewal of the New Jersey Personal Business, which shall start on or about ninety (90) days after the Closing Date.

          E. “Nonrenewal Period” shall mean the one-year period commencing on the Nonrenewal Date and ending on the first anniversary of the Nonrenewal Date.

          F. “Prior Business” shall mean the New Jersey Personal Business issued prior to the Nonrenewal Date and all endorsements issued on such Business prior to and during the Nonrenewal Period.

          G. “Renewed Business” shall mean: (1.) the New Jersey Personal Business renewed or required to be renewed by Proformance under this Agreement; (2.) any assignments to Met P&C from PAIP as set forth in Article II A. below after the Nonrenewal Date; (3.) any Urban Enterprise Zone (“UEZ”) quota determined by the Commissioner of the New Jersey Department of Banking and Insurance (“Commissioner”) pursuant to N.J.S.A. 17:33C-1 et seq. and N.J.A.C. 11:3-46.1 et seq. with respect to the Prior Business after the Closing Date; and (4.) any New Jersey Market Assistance Program (“NJ MAP”) applications distributed by PAIP to Met P&C under Order No. A02-132 entered by the Commissioner on September 13, 2002 in connection with nonrenewals by State Farm Indemnity Company with respect to the Prior Business after the Closing Date.

     II. Renewal of the New Jersey Personal Business by Proformance. Upon the terms and conditions of this Agreement:

          A. On the Closing Date, Met P&C shall cease issuing new independent agency produced New Jersey Personal Business policies. However, after the Closing Date and during the Nonrenewal Period, Met P&C shall continue to issue endorsements in the ordinary course on the New Jersey Personal Business, which has not yet been nonrenewed. Additionally, Met P&C shall continue to issue assigned risk policies distributed to Met P&C by the Governing Committee of the New Jersey Personal Automobile Insurance Plan (“PAIP”) pursuant to N.J.A.C. 11:3-2.11 and the PAIP Plan of Operation until the Nonrenewal Date, at which time Proformance shall assume all further obligations for all Met P&C assignments from the PAIP on or after the Nonrenewal Date.

          B. On behalf of Met P&C, Proformance shall mail to each New Jersey Personal Business policyholder written notices of nonrenewal, along with notices that offer a guaranteed option to renew their policies with Proformance. The form of all of such notices shall be approved by the New Jersey Department of Banking and Insurance (“NJ DOBI”) and both parties, prior to mailing.

          C. Met P&C shall retain all rights, debts, liabilities, and obligations related to the Prior Business, including, but not limited to, all premium, unpaid claims (whether reported or unreported) and all unearned premium reserves.

          D. Proformance shall be solely responsible for all rights, debts, liabilities, and obligations related to the Renewed Business, including the payment of renewal commissions to producers, if any, on the MTF Business, except that Met P&C shall indemnify Proformance from and against any and all losses, claims, demands, settlements, judgments and expenses (including reasonable attorneys’ fees and disbursements), arising from an underground storage tank, related to the Renewed Business and reported to Proformance during the first eighteen (18) months subsequent to the Closing date, provided however, Met P&C shall not indemnify Proformance from and against any and all losses, claims, demands, settlements, judgments and expenses (including reasonable attorneys’ fees and disbursements) incurred as a result of bad faith, as determined by a judgment or court order, relating to the handling of an underground storage tank claim or lawsuit pursuant to this Section of this Agreement. Proformance shall promptly (in any event, within five (5) business days after receiving such notice) notify Met P&C in writing of a notice of claim or lawsuit relating to underground storage tanks, and Met P&C will have the right at any time to assume and thereafter conduct the defense of such claim or lawsuit with counsel of its choice.

     III. Consideration. If, and only if, the Closing occurs:

          A. Payments by Met P&C. Recognizing the NJ DOBI requirements that the business be supported with adequate surplus, Met P&C shall pay to Proformance and NAHC, respectively, via two separate wire transfers, on the Closing Date: (1.) an amount sufficient to produce a net, after-tax addition to surplus of $6,660,000 recorded by Proformance as additional paid in surplus, and paid from Met P&C’s policyholder surplus; and (2.) $10,000,000 for the purchase of 10,000 shares of Class B, non-voting common stock of NAHC. Upon receipt of the consideration for the sale of stock, NAHC shall immediately infuse $10,000,000 into the capital of Proformance as additional paid in surplus.

     IV. Closing. The Closing shall take place at the offices of Riker Danzig Scherer Hyland & Perretti LLP, Headquarters Plaza, One Speedwell Avenue, Morristown, New Jersey 07962-1981 (or at such other place as the parties may mutually agree) on the Closing Date. The Closing Date may be changed by mutual agreement of the parties.

     V. Met P&C’s Representations With Respect to the New Jersey Personal Business.

          A. To the best of its knowledge and in its best estimate, Met P&C asserts the following with respect to the New Jersey Personal Business:

               1. As of June 30, 2003, the private passenger automobile insurance portion of the New Jersey Personal Business is comprised of approximately 40,057 motor vehicles. The Accident Year 2002 loss ratio (excluding Allocated Loss Adjustment Expenses) for the private passenger automobile insurance portion of the New Jersey Personal Business, evaluated with development history through March 31, 2003, is between 79.6% and 85.5%.

               2. As of June 30, 2003, the homeowner’s insurance portion of the New Jersey Personal Business is comprised of approximately 7,093 homes. The Accident Year 2002 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 34.6%.

               3. As of June 30, 2003, the dwelling fire insurance portion of the New Jersey Personal Business is comprised of approximately 486 homes. The Accident Year 2002 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 99.7%.

               4. As of June 30, 2003, there are approximately 471 personal excess liability insurance polices in the New Jersey Personal Business. The Accident Year 2002 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 0.0%.

               5. As of June 30, 2003, there are approximately 75 boat polices in the New Jersey Personal Business. The Accident Year loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 99.5%.

               6. Met P&C represents and warrants that to the best of its knowledge the data set forth on Exhibits A, B, C, D and E, hereto are true, complete, and accurate in all material respects and that, to its knowledge, there have been no material adverse changes in the experience represented by such data since the date of the evaluation on June 30, 2003, through the date of execution of this Agreement.

               7. Met P&C further represents and warrants that it has disclosed to Proformance all material risks and liabilities, whether actual or potential, of which it is aware, relating to the New Jersey Personal Business and to the transactions contemplated hereunder.

          B. Proformance’ s Obligations.

               1. Proformance will offer a full agency agreement, which agreement will grant authority to write new personal lines business, to Met P&C’s active independent agents, excluding those that are bank-owned or corporate-owned agents, agents with fewer than 25 policies with Met P&C, agents within a 3-mile radius of any active Proformance agent, agents located outside the State of New Jersey with 25 or more New Jersey personal lines polices with Met P&C, or any agent previously cancelled by Proformance.

               2. Proformance will offer to the above-excepted agents and all other Met P&C agents except agents located outside the state of New Jersey with 25 or fewer New Jersey personal lines polices with Met P&C, a limited agency agreement, which agreement will permit these Agents the continuation of ownership of the policy renewals of the New Jersey Personal Business, by the agent of record, as well as the basic rate of commission on the auto business.

          C. Further Warranties, Representation and Obligations of Met P&C.

          Met P&C represents and warrants to Proformance, knowing and intending that Proformance is relying hereon in entering into the transactions contemplated herein, that the following are true as of the date of this Agreement and will be true as of the Closing date:

               1. Met P&C will make every effort not to renew the policy of any ineligible driver who is in excess of the minimum automobile insurance eligibility Points (9 or more in the past three years), as defined by N.J.S.A. 17:33-14, and has advised and will advise ineligible drivers to seek replacement coverage.

               2. Met P&C shall provide to Proformance, by August 15, 2003: (a.) a list of the policies in the New Jersey Personal Business which are to be in effect on the Renewal Date with the renewal dates of such policies; (b.) a list of Met P&C’s active independent agents, which list shall indicate the status of such agent, the commission each agent is receiving and, to the best of its knowledge, the street address of the agent; and (c.) a list of all other independent agents that serve as agents for any New Jersey Personal Business, the status of each such agent, the commission each agent is receiving and, to the best of its knowledge, the street address of the agent.

               3. Due Organization; Good Standing. Met P&C is duly organized, validly existing and in good standing under the laws of its state of domicile and New Jersey; duly qualified and in good standing in all jurisdictions in which its ownership of property and conduct of businesses requires such qualification except where failure to so qualify and be in good standing would not have a material adverse effect on Met P&C or Proformance. Met P&C has the corporate power and authority and possesses all governmental and other permits, licenses and other authorizations necessary to write the Policies and to carry on the businesses and operations of Met P&C as now conducted, except such permits, licenses and other authorizations the failure of which to possess would not have a material adverse effect on Met P&C or Proformance.

               4. Corporate Authorization. Met P&C has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Met P&C.

               5. No Violations or Breach. To its knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any of the terms and provisions of any agreement, mortgage, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument or arrangement to which Met P&C is a party or by which its property is bound, or its certificates of incorporation, by-laws or other governing documents, or any law, administrative regulation, or any order of any court or governmental agency or authority entered in any proceeding to which Met P&C is a party or by which its property is bound, except for those conflicts or breaches which may have been waived or which do not result in a material adverse effect on Met P&C or Proformance.

               6. Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein requires any governmental consent, permit, authorization or approval, or registration, filing or declaration with any governmental authority, except the approval of the Commissioner of the New Jersey Department of Banking and Insurance.

               7. Good Title. Met P&C has, and on the Renewal Date will have, the right, subject to the ownership rights of the independent agents in the policy expirations, to consummate the transactions contemplated by this Agreement.

               8. Compliance with Law, Suits and Proceedings. No violations, citations, fines, injunctions or penalties have been asserted against or imposed on Met P&C, its properties or assets or with respect to the conduct of its businesses under any federal, state or local law and none, to its knowledge, has been threatened except for those violations, citations, fines, injunctions or penalties which would not have a material adverse effect on Met P&C or Proformance. There is no action, proceeding, investigation or inquiry pending or, to its knowledge, threatened against or affecting Met P&C, its properties or assets or the conduct of its businesses, except for those actions, proceedings, investigations or inquiries which would not have a material adverse effect on Met P&C or Proformance.

               9. Enforceability. This Agreement constitutes the legal, valid and binding obligation of Met P&C enforceable against Met P&C in accordance with its terms subject to the qualification that enforceability may be limited by (a.) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to the enforceability of creditors’ rights generally and (b.) general principles of equity.

               10. Market Entry or Re-entry. Met P&C and any of its affiliates shall not re-enter or enter the independent agent-produced New Jersey private passenger automobile, homeowners, or other personal lines insurance market, except with respect to Antique/Classic Auto insurance, within the five years following the Nonrenewal Date.

          D. Representations and Warranties of Proformance and NAHC

          Proformance and NAHC each represents and warrants to Met P&C, knowing and intending that Met P&C is relying hereon in entering into the transactions contemplated herein, that the following are true as of the date of this Agreement and will be true as of the Closing Date:

               1. Organization; Good Standing. Each of Proformance and NAHC is a corporation duly organized and validly existing and in good standing under the laws of New Jersey. Proformance has the power and authority and possesses all governmental and other permits, licenses and other authorizations necessary to transact private passenger automobile insurance in the State of New Jersey and to carry on its business and operations as now conducted. Upon the approval of this transaction by the Commissioner, Proformance and NAHC each will have all requisite power and authority necessary to consummate the transactions as contemplated hereunder.

               2. Corporate Authorization. Proformance and NAHC each has all requisite power and authority to enter into this Agreement, the Share Repurchase Agreement and the Subscription Agreement (known individually as the Agreement and collectively as the Agreements) to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated hereby or thereby have been authorized by all necessary action on the part of Proformance and NAHC.

               3. No Violations or Breach. To its knowledge, the execution and delivery of the Agreements and the consummation of the transactions contemplated herein or therein will not conflict with or result in a breach of any of the terms and provisions of any agreement, mortgage, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument or arrangement to which Proformance or NAHC is a party or by which its property is bound, or any law, administrative regulation, or any order of any court or governmental agency or authority entered in any proceeding to which Proformance or NAHC is a party or by which its property is bound, except for those conflicts or breaches which may have been waived or which do not result in a material adverse effect on Met P&C, Proformance, or NAHC.

               4. Consents. Neither the execution and delivery of the Agreements nor the consummation of the transactions contemplated herein or therein requires any governmental consent, permit, authorization or approval, or registration, filing or declaration with any governmental authority, except the approval of the Commissioner of the New Jersey Department of Banking and Insurance.

               5. Compliance with Law; Suits and Proceedings. No violations, citations, fines, injunctions or penalties have been asserted against or imposed on Proformance or NAHC, its properties or assets or with respect to the conduct of its business under any federal, state or local law and none, to its knowledge, have been threatened except for those violations, citations, fines, injunctions or penalties which would not have a material adverse effect on Proformance or NAHC. There is no action, proceeding, investigation or inquiry pending or, to its knowledge, threatened against or affecting Proformance or NAHC, its properties or assets or the conduct of its business, except for those actions, proceedings, investigations or inquiries which would not have a material adverse effect on Proformance or NAHC.

               6. Enforceability. The Agreements constitute legal, valid and binding obligation of Proformance and NAHC enforceable against Proformance and NAHC in accordance with its terms subject to the qualification that enforceability may be limited by (a.) bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to the enforceability of creditors’ rights generally and (b.) general principles of equity.

               7. Authorization of Non-Voting Common Stock. The issuance, sale and delivery of the 10,000 shares of Class B Non-Voting Common Stock (“Non-Voting Common Stock”) at the Closing Date has been duly authorized by all requisite corporate action of NAHC; and the Non-Voting Common Stock is duly authorized and when issued, sold and delivered in accordance with the terms of the Subscription Agreement, the Non-Voting Common Stock will be validly issued and outstanding, fully paid and nonassessable and will not be subject to pre-emptive or other similar rights of the stockholders of NAHC or others and will be free and clear of all liens, charges, restrictions, claims and encumbrances, in accordance with the consent and agreement of the Ohio Casualty Insurance Company.

               8. Taxes. NAHC and Proformance have filed all Tax Returns and paid all Taxes shown thereon to be due, if any, that are required to have been filed on or before the Closing Date with appropriate federal, state, foreign, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect. As of the date hereof, there are not pending or, to the best knowledge of NAHC and Proformance, threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. As used in this Agreement (a.) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state and local income, profits, franchise, gross receipts, environmental, custom duty, capital stock, severances, stamp, payroll, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (b.) the term “Tax Return” includes all returns and reports required to be supplied to a Tax authority relating to Taxes.

               9. Capitalization. The authorized capital stock of NAHC consists solely of 100,000 shares of Class A voting common stock (the “Voting Common Stock”), of which 62,651 shares are issued and outstanding, and 100,000 shares of Class B non-voting common stock, no par value per share (the “Non-Voting Common Stock”), of which 38,529 shares were issued and outstanding as of March 31, 2003. The Non-Voting Common Stock and the Voting Common Stock are referred to collectively as the “Common Stock”.

     VI. Conditions Precedent to Obligations of Met P&C. The obligations of Met P&C to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          A. Regulatory Consents and Approvals. Met P&C is not obligated to close the transaction contemplated by this Agreement unless or until it obtains, to its satisfaction, all consents, authorizations, and approvals under all applicable statutes and regulations from any governmental agency, department, or authority required to be obtained by Met P&C, including, but not limited to, the NJ DOBI, in connection with the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, which approvals will permit Met P&C to cease issuing new independent agent-produced private passenger automobile policies as of the Closing Date, with the exception of antique-classic automobile policies issued by Met P&C under the Specialty Vehicle Automobile Program and to commence issuance of notices of nonrenewal as of the Nonrenewal Date on terms acceptable to Met P&C. Met P&C shall use its best efforts to obtain prior to the Closing Date all consents, authorizations, waivers, and approvals required to be obtained by Met P&C.

          B. Withdrawal. The Commissioner shall have granted a waiver to Met P&C pursuant to N.J.A.C. 11:2-29.3(a) obviating the requirement that Met P&C file a formal plan of withdrawal from the business of private passenger automobile and other personal lines insurance in New Jersey in accordance with N.J.A.C. 11:2-29.4.

          C. Performance by Proformance and NAHC. There shall not be any material error, misstatement, or omission in the representations and warranties made by Proformance and NAHC in this Agreement; and all such representations and warranties shall be true in all material respects at and as of the Closing Date.

          D. Subscription Agreement and Share Repurchase Agreement. Met P&C and NAHC shall have executed and delivered the Subscription Agreement and Share Repurchase Agreement in the form attached hereto as Exhibits F and G.

          E. Board of Directors. To the extent required, the Board of Directors of Met P&C shall have approved the terms and conditions of this Agreement and the transactions contemplated by this Agreement.

     VII. Conditions Precedent to Obligations of Proformance and NAHC. The obligations of Proformance and NAHC to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          A. Regulatory Consents and Approvals. Proformance and NAHC shall have obtained all consents, authorizations, and approvals under all applicable statutes and regulations from any governmental agency, department, or authority required to be obtained by Proformance and NAHC, including, but not limited to, the NJ DOBI, in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, which approvals shall be on terms acceptable to Proformance and NAHC. Proformance and NAHC shall use its best efforts to obtain prior to the Closing Date all consents, authorizations, waivers, and approvals required to be obtained by Proformance and NAHC.

          B. Requirements Imposed by Regulatory Authorities. Any terms and conditions that may be imposed on the transactions contemplated by this Agreement by the NJ DOBI shall be acceptable to Proformance and NAHC, in their sole discretion.

          C. Performance by Met P&C. There shall not be any material error, misstatement, or omission in the representations and warranties made by Met P&C in this Agreement; and all such representations and warranties shall be true in all material respects at and as of the Closing Date; and Met P&C shall have materially performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Met P&C at or before Closing.

          D. Subscription Agreement and Share Repurchase Agreement. MetLife P&C and NAHC shall have executed and delivered the Subscription Agreement and Share Repurchase Agreement in the form attached hereto as Exhibit A and    .

          E. Board of Directors. To the extent required, the Board of Directors of Proformance and NAHC shall have approved of the terms and conditions of this Agreement and the transactions contemplated by this Agreement.

     VIII. Termination.

          A. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

               1. By either Met P&C, Proformance or NAHC if a material inaccuracy in or breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party or parties and such breach or failure has not been waived in writing and delivered to the other party;

               2. By mutual consent of the parties; or

               3. By any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2003, or such later date as the parties may agree upon.

          B. Effect of Termination. Each party’s right of termination under Article VIII.A.1. above is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article VIII.A.1. above, all further obligations of the parties under this Agreement shall terminate, except that the obligations under the Confidentiality as outlined in Section X.E.; provided, however, that if this Agreement is terminated by a party because of such breach or failure by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

     IX. Survival of Representations and Warranties; Indemnification.

          A. Survival of Representations and Warranties. All representations and warranties shall survive the Closing until the end of the third calendar year following the calendar year in which the Nonrenewal Date occurs.

          B. Indemnification Obligations of Met P&C. Subject to the terms and conditions of this Article IX, Met P&C agrees to indemnify and hold Proformance and NAHC harmless against any and all losses, costs, and expenses (including, without limitation, legal, and other expenses) resulting from or relating to:

               1. any material misrepresentation or breach of any warranty of Met P&C contained in this Agreement or in any document delivered by Met P&C at or prior to the Closing;

               2. any material breach of any covenant of Met P&C contained in this Agreement, including but not limited to the covenants set forth in Article V.C. hereof;

               3. the Prior Business (excluding any UEZ quotas and assignments from the PAIP after the Nonrenewal Date); and

               4. and any and all actions, suits, demands, assessments, or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

          C. Indemnification Obligations of Proformance and NAHC. Subject to the terms and conditions of Article IX, Proformance and NAHC agree to indemnify and hold Met P&C harmless against any and all losses, costs, and expenses (including, without limitation, legal and other expenses) resulting from or relating to:

               1. any material misrepresentation or breach of any warranty of Proformance or NAHC contained in this Agreement or in any schedule of Proformance or NAHC or any document delivered by Proformance or NAHC at or prior to the Closing;

               2. any material breach of any covenant of Proformance or NAHC contained in the Agreement, including but not limited to the covenants set forth in Article V.D. hereof;

               3. the Renewed Business (including any UEZ quotas and assignments from the PAIP after the Nonrenewal Date); and

               4. any and all actions, suits, demands, assessments, or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

     X. Miscellaneous.

          A. Assurance of Further Action. From time to time after Closing, each party, at its own expense, shall execute and deliver, or cause to be executed and delivered, to the other party such further documents and take such other action as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          B. Access Information and Documents. At any time, and from time to time, Proformance, NAHC and Met P&C will give to each other and their agents and representatives (including, but not limited to, accountants, lawyers, and appraisers) full and complete access during normal working hours to any and all of the books, records, and other documents of Proformance, NAHC, Met P&C, and their respective affiliates, for any and all purposes related to this Agreement and the transactions contemplated hereunder. The covenants of Proformance, NAHC and Met P&C contained in this Article shall survive the Closing.

          C. Waiver. The parties hereto may by written agreement: 1.) extend the time for, or waive or modify the performance of any of the obligations or other acts of the parties hereto; or 2.) waive any inaccuracies in the representations and warranties contained in this Agreement.

          D. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed (corrected answerback received), sent by facsimile transmission (with immediate confirmation thereafter) or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so received and shall be addressed.

If to Met P&C:	Metropolitan Property and Casualty Insurance Company 700 Quaker Lane Warwick, Rhode Island 02886 Attention: Michael D. Davidson, Vice President Independent Agency Organization Fax No. 401-827-3703

With a Copy to:	MetLife Auto & Home Law Department Fax No. 401-827-2674

If to Proformance:	The Proformance Insurance Company 4 Paragon Way Freehold, New Jersey 07728 Attention: James V. Gorman, CEO Fax No. 732-761-0243

With a Copy to:	John M. Pellecchia, Esq. Riker, Danzig, Scherer, Hyland & Perretti LLP Headquarters Plaza One Speedwell Avenue Morristown, New Jersey 07962-1981 Fax No. 973-538-1984

If to NAHC:	National Atlantic Holdings Corporation 4 Paragon Way Freehold, New Jersey 07728 Attention: James V. Gorman, CEO Fax No. 732-761-0243

With a Copy to:	John M. Pellecchia, Esq. Riker, Danzig, Scherer, Hyland & Perretti LLP Headquarters Plaza One Speedwell Avenue Morristown, New Jersey 07962-1981 Fax No. 973-538-1984

          E. Confidentiality. The parties to this Agreement shall maintain in strict confidence, using commercially reasonable efforts, at least as stringent as those employed by them for the preservation and maintenance of its own proprietary information and trade secrets, and shall not disclose to any third party or use any such proprietary information or trade secrets for personal advantage. These restrictions shall not be construed to apply to (1.) information generally available to the public; (2.) information released by either Party to the other Party without restriction; (3.) information independently developed or acquired by either Party or its personnel; and (4.) information approved for the use and disclosure by either Party. Notwithstanding the foregoing restrictions, either Party may use and disclose any information to the extent required by an order of any court of competent jurisdiction or other governmental authority, but in each case only after that Party has so notified the other Party in writing and that Party has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

          The parties further agree that they will not at any time during or after the termination of this Agreement reveal, divulge, or make known to any person, firm or corporation any secret or confidential information, which includes “Personal Information” which is defined as personal information provided to, and maintained by either party in confidence, including but not limited to: (1) personally identifiable financial information as defined by Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq.

          F. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to its subject matter. This Agreement embodies the entire agreement between the parties and there have been and are no agreements, representations, or warranties, oral or written between the parties, other than those set forth or provided for’ in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

          G. Rights Under this Agreement: Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but it shall not be assignable by either party without prior written consent of the other party, which may be withheld in that party’s sole discretion. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          H. Consulting Fees. Met P&C and NAHC agree that each party will pay fifty percent (50%) of all consulting fees charged by Herman Shwide related to this transaction contemplated herein.

          I. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts-of-law principles. The parties agree that any dispute regarding this Agreement shall be submitted to the state or federal courts located in Mercer County, New Jersey.

          J. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 8th day of December, 2003.

PROFORMANCE INSURANCE COMPANY

		By:	/s/ James V. Gorman

Name: James V. Gorman
Title: Chairman and CEO

METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY		NATIONAL ATLANTIC HOLDINGS CORP.

By:	/s/ Catherine A. Rein	By:	/s/ James V. Gorman

	Name: Catherine A. Rein		Name: James V. Gorman
	Title: President and CEO		Title: Chairman and CEO